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                                                                      EXHIBIT 23


                              ACCOUNTANTS' CONSENT

The Board of Directors
American Retirement Corporation

We consent to incorporation by reference in the Registration Statement Nos. 333-28657, 333-66821, and 333-94747 on Form S-8 of American Retirement
Corporation of our report dated February 21, 2001, relating to the consolidated balance sheets of American Retirement Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which report appears in the December 31, 2000 annual report on Form 10-K of American Retirement Corporation.

/s/ KPMG LLP

Nashville, Tennessee
March 30, 2001